UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2020

FFBW, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-233740	Applied For
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

1360 South Moorland Road, Brookfield, Wisconsin	53005
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:            (262) 542-4448

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements.  On January 16, 2020, First Federal Bank of Wisconsin (the “Bank”), the wholly-owned subsidiary of FFBW, Inc. (the “Company”), entered into an employment agreement with each of Mr. Edward H. Schaefer and Ms. Nikola B. Schaumberg (each, the “Executive”). The Company indicated that the employment agreements would be entered into in connection with its second-step conversion in its prospectus dated November 21, 2019. Each agreement has similar terms; however, Mr. Schaefer’s agreement has an initial term of three years and Ms. Schaumberg’s agreement has an initial term of eighteen months. Commencing on the first anniversary of the agreements and on each subsequent anniversary thereafter, the agreements will be renewed for an additional year so that the remaining term will be three years for Mr. Schaefer’s agreement and eighteen months for Ms. Schaumberg’s agreement, unless a notice is provided to the Executive that the agreement will not renew. At least 30 days prior to each anniversary date of the employment agreements, disinterested members of the board of directors of the Bank will conduct a comprehensive performance evaluation and review of the Executive’s performance to determine whether to take action to not renew the employment agreement.

The employment agreement specifies Mr. Schaefer’s base salary will initially be $245,000 and Ms. Schaumberg’s will be $138,000. The compensation committee of the board of directors (the “Compensation Committee”) may increase, but not decrease, the Executive’s base salary. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs and other fringe benefit plans applicable to executive employees (and for Mr. Schaefer only, a company-owned automobile). The Executive’s employment may be terminated for cause at any time, in which event the Executive would have no right to receive compensation or other benefits for any period after termination.

Certain events resulting in the Executive’s termination or resignation entitle the Executive to payments of severance benefits following termination of employment. In the event of the Executive’s involuntary termination for reasons other than for cause, disability or retirement, or in the event the executive resigns during the term of the agreement following (a) failure to appoint the Executive to the executive position set forth in the agreement, (b) a material change in the Executive’s function, duties or responsibilities resulting in a reduction of the responsibility, scope, or importance of executive’s position, (c) relocation of the Executive’s office by more than 30 miles, (d) a material reduction in the benefits or perquisites paid to the Executive unless such reduction is part of a reduction that is generally applicable to officers or employees of the Bank, (e) a material breach of the employment agreement by the Bank or (f) for Mr. Schaefer’s agreement only, failure to elect the Executive to the Board of Directors of the Company or the Bank, then the Executive would be entitled to a severance payment in the form of a cash lump sum equal to the base salary and bonus the Executive would be entitled to receive for the remaining unexpired term of the employment agreement. For this purpose, the bonuses payable will be deemed to be equal to the highest bonus paid at any time during the prior three years. In addition, the Executive would be entitled to receive a lump sum payment equal to the present value of the contributions that would reasonably have been expected to be made on Executive’s behalf under Bank’s defined contribution plans (e.g., our 401(k) Plan or Employee Stock Ownership Plan) if the Executive had continued working for the remaining unexpired term of the employment agreement earning the salary that would have been achieved during such period. Internal Revenue Code Section 409A may require that a portion of the above payments cannot be made until six months after termination of employment, if the executive is a “key employee” under IRS rules. In addition, the Executive would be entitled, at no expense to the Executive, to the continuation of life insurance and non-taxable medical and dental coverage for the remaining unexpired term of the employment agreement, or, if participation by the Executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Bank to penalties, then the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the cost of such non-taxable medical and dental benefits.

In the event of a change in control of the Bank or the Company, followed by Executive’s involuntary termination other than for cause, disability or retirement, or resignation for one of the reasons set forth above within 18 months thereafter, the executive would be entitled to a severance payment in the form of a cash lump sum equal to (a) three (3) times for Mr. Schaefer (1.5 times for Ms. Schaumberg) the sum of (i) the highest rate of base salary paid to the executive at any time, and (ii) the highest bonus paid to the executive with respect to the three (3) completed fiscal years prior to the change of control, plus (b) a lump sum equal to the present value of the contributions that would reasonably have been expected to be made on the Executive’s behalf under the Bank’s defined contribution plans (e.g., 401(k) Plan, Employee Stock Ownership Plan) if the Executive had continued working for an additional thirty-six (36) months after termination of employment, earning the salary that would have been achieved during such period. In addition, the Executive would be entitled, at no expense to the Executive, to the continuation of life insurance and non-taxable medical and dental coverage for thirty-six (36) months following the termination of employment, or if providing such benefits would subject the Bank to penalties, then the Bank shall pay the executive a cash lump sum payment reasonably estimated to be equal to the cost of such non-taxable medical and dental benefits. In the event payments made to the Executive include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payments will be cutback by the minimum dollar amount necessary to avoid this result.

Under each employment agreement, if an Executive becomes disabled within the meaning of such term under Section 409A of the Internal Revenue Code, the Executive shall receive benefits under any short-term or long-term disability plans maintained by the Bank, plus, if the amount paid under such disability programs are less than the Executive’s base salary, the Bank shall pay the Executive an additional amount equal to the difference between such disability plan benefits and the amount of the Executive’s full base salary for one year following the termination of employment due to disability. The Bank will also provide the Executive with continued non-taxable medical and dental coverage until the earlier of (i) the date the Executive returns to full-time employment with the Bank, (ii) the Executive’s full-time employment with another employer, (iii) one year following the termination of employment due to disability, or (iv) death.

In the event of Executive’s death, the Executive’s estate or beneficiaries will be paid the Executive’s base salary for one year from Executive’s death, and the Executive’s family will be entitled to continued non-taxable medical and dental insurance for twelve months following the Executive’s death.

Upon termination of the Executive’s employment, the Executive shall be subject to certain restrictions on their ability to compete for a period of six months following termination of employment, or to solicit business or employees of First Federal Bank of Wisconsin and FFBW, Inc. for a period of one year following termination of employment.

The foregoing description of the employment agreements does not purport to be complete and it is qualified in its entirety by reference to the form of the employment agreements attached hereto as Exhibits 10.1 and 10.2 of this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

Item 8.01	Other Events

On January 16, 2020, FFBW, Inc. announced the closing of its subscription offering in connection with the mutual-to-stock conversion of FFBW, MHC.

A copy of the press release is attached as Exhibit 99 to this Current Report

Item 9.01	Financial Statements and Exhibits

(d)          Exhibits

Exhibit	Description

10.1	Employment Agreement with Edward H. Schaefer
10.2	Employment Agreement with Nikola B. Schaumberg
99	Press release dated January 16, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FFBW, INC.

DATE: January 16, 2020	By:	/s/ Edward H. Schaefer
Edward H. Schaefer
President and Chief Executive Officer